Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	SPIRIT FINANCE CORPORATION

FOR FURTHER INFORMATION CONTACT:

Investor Relations
1-866-557-7474 x6606

SPIRIT FINANCE CORPORATION ANNOUNCES THIRD QUARTER RESULTS

-Company Completes $276 Million in Third Quarter Real Estate Acquisitions-

-Year-to-Date Acquisitions and Financings Reach $636 Million-

-Third Quarter FFO per Diluted Share Increases 50%-

-Company Plans to Raise Quarterly Dividend 10.5%-

SCOTTSDALE, Ariz., November 7, 2005 — Spirit Finance Corporation (NYSE: SFC), a real estate investment trust (REIT) focused on single tenant, operationally essential real estate, today announced its results for the third quarter and nine months ended September 30, 2005.

Financial Highlights for the Third Quarter and Nine Months of 2005

Net income for the third quarter of 2005 was $6.7 million, or $0.10 per diluted share (based on 67.5 million weighted average common shares outstanding), compared to net income in the third quarter of 2004 of $3.2 million, or $0.09 per diluted share (based on 37.4 million weighted average common shares outstanding).

Third quarter 2005 total revenue from continuing operations increased 205% to $23.4 million compared to $7.7 million in the third quarter of 2004.  Third quarter 2005 funds from operations (FFO) totaled $11.9 million, or $0.18 per diluted share, while adjusted funds from operations (AFFO) totaled $11.6 million, or $0.17 per diluted share.  FFO and AFFO were both $0.12 per diluted share for the third quarter of 2004.  For the third quarter, FFO per diluted share grew 50% on a year-over-year basis due to the significant real estate acquisitions the Company made in the fourth quarter of 2004 and during the first nine months of 2005. A reconciliation of net income, calculated in accordance with U.S. generally accepted accounting principles, to FFO and AFFO is included in the accompanying tables.

Net income for the nine months ended September 30, 2005 was $20.9 million, or $0.31 per diluted share, compared to net income of $5.3 million, or $0.14 per diluted share in the same period in 2004. For the nine months ended September 30, 2005, Spirit Finance reported FFO of

$33.5 million or $0.50 per diluted share and AFFO of $0.48 per diluted share as compared to $0.20 per diluted share for both FFO and AFFO in 2004.

During the third quarter of 2005, Spirit Finance made $276 million in real estate acquisitions and mortgage loan investments related to 131 real estate properties compared to $153 million in the third quarter of 2004. Substantially all of the third quarter 2005 acquisitions occurred late in the quarter and the earnings impact of those acquisitions will begin to be realized in the fourth quarter. During the first nine months of 2005, real estate investment activity totaled $636 million related to the acquisition or financing of 266 real estate properties. Since Spirit Finance began investing in real estate assets in December 2003, the Company has completed over $1.3 billion in sale/leaseback transactions and mortgage and equipment loan financings.

Christopher H. Volk, President and Chief Executive Officer, stated, “Our successful internal sourcing effort continued to drive significant acquisition growth and further asset diversification. We were pleased to add 131 quality assets to our portfolio during the quarter while maintaining disciplined return and underwriting standards. Our third quarter investment activity exceeded our initial estimates, giving us strong momentum as we enter the fourth quarter.  As a result, we remain confident that we will realize our minimum investment target set at the beginning of the year of $800 million.  A strong and flexible balance sheet and extensive experience in sale/leaseback transactions enable us to aggressively pursue many opportunities and unlock value for our customers. We continue to believe that our ability to improve our customers’ capital efficiency when we make real estate investments will translate into solid returns for Spirit Finance shareholders.”

The Company made several significant sale/leaseback transactions during the third quarter of 2005 that further diversified the Company’s portfolio.  These include:

•	Six Main Event Entertainment, LP family entertainment centers in Texas for $53.1 million;

•	Seven Carmike Cinemas in Colorado, North Carolina, South Carolina and Texas for $31.9 million;

•	Fifty-five net leased properties, primarily restaurants, purchased from GE Franchise Finance totaling $55 million, leased to 17 tenants.

Portfolio Highlights

As of September 30, 2005, the Company’s real estate and mortgage loan portfolio totaled over $1.2 billion of gross investments in 601 real estate locations, including $56 million of mortgage loans secured by real estate and $3 million of equipment loans secured by equipment used in the operation of properties owned by the Company.  The properties are generally leased under long-term triple-net leases, with a weighted average maturity of approximately 14.3 years.  No single tenant represented more than 6.5% of the Company’s total investment portfolio at September 30, 2005.

The Company’s real estate portfolio is diversified geographically throughout 39 states and among various property types.  The Company’s four largest property types as a percentage of gross real estate investment are restaurant properties (32%), movie theaters (13%), specialty retailer properties (11%) and educational facilities (10%).  The Company’s assets also include recreational properties, automotive dealers, parts and service facilities, supermarkets, distribution facilities, interstate travel plazas, industrial properties and drugstores.

Additional Events

As previously announced, in July 2005 the Company issued $441.3 million aggregate principal amount of Net-Lease Mortgage Notes rated AAA/Aaa by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively. Also during the third quarter, the Company entered into a $200 million revolving secured credit facility with Citigroup Global Markets Realty Corp. The Company has received a commitment for a $200 million revolving secured credit facility with Credit Suisse, New York branch, which is expected to close in the fourth quarter and which will bring the Company’s credit line capacity to $400 million.  These two new credit facilities will replace $375 million in credit facilities that expired during the third quarter. The new facilities are structured as master loan repurchase arrangements, and the Company’s borrowings under the facilities are secured by mortgages on specific properties.  The Company also received a commitment from Citigroup Global Markets Realty Corp. to provide an additional $100 million secured credit facility to provide further balance sheet flexibility and investment capacity.  The company expects to finalize this facility during the fourth quarter.

Dividend

Today, Spirit Finance is announcing its intention to raise the quarterly dividend by 10.5% in the fourth quarter of 2005 to $0.21 per common share, driven by its strong investment activity since the fourth quarter of 2004.  Consistent with management’s intent to evaluate dividend increases annually, Spirit Finance’s Board of Directors authorized the quarterly dividend increase.  The third quarter common share dividend of $0.19 was paid on October 25, 2005 to shareholders of record on October 15, 2005.

“We are pleased to be able to announce this meaningful dividend increase in less than one year since our IPO,” stated Morton Fleischer, Chairman.  “Against our FFO per share growth of 50% over the prior year’s quarter, the 10.5% dividend increase reflects Spirit Finance’s intention to both gradually reduce our dividend payout ratio and to reward our shareholders as we achieve our investment and return objectives.”

Guidance

The Company reiterates that it expects to close at least $800 million of acquisitions by the end of 2005, which would represent an increase of 34% over fiscal year 2004 investment activity.  Due to the timing of closing on real estate transactions varying significantly from quarter to quarter, with many transactions closing toward the end of the quarter, as well as the persistent flattening of the yield curve, management expects FFO per diluted share for 2005 to range from $0.67 to $0.70.  Additionally, at the end of 2005, taking into account the expected investment activity for the year, the FFO quarterly run rate should more accurately reflect the stabilized earnings and leverage of the Company in a range of $0.23 to $0.24 per diluted share.

Conference Call

Spirit Finance will hold a conference call and webcast to discuss the Company’s third quarter results after the market close today at 5:00 p.m. (Eastern Time).  Hosting the call will be Morton Fleischer, Chairman, Christopher Volk, President and Chief Executive Officer and Catherine Long, Chief Financial Officer.

The call will be webcast live over the Internet at www.spiritfinance.com under the section entitled “Investors.” Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing 1-800-289-0572 or 1-913-981-5543 for international callers.  The confirmation code is 8659064.

A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 8659064. The replay will be available from 8:00 pm Eastern standard time November 7, 2005 through midnight Eastern standard time November 14, 2005 on Spirit Finance Corporation’s website.

About Spirit Finance Corporation

Spirit Finance Corporation provides customized, flexible sale/leaseback financing solutions for single tenant, operationally essential real estate assets that are vital to the operations of retail, service and distribution companies.  The Company’s core markets include free-standing automotive, drugstores, educational facilities, movie theatres, restaurants, supermarkets, and other retail, distribution and service businesses.  Additional information about Spirit Finance Corporation is available on the Company’s website.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters.  These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in Spirit Finance Corporation’s Annual Report on Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time.  All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Spirit Finance Corporation

Consolidated Statements of Operations

Unaudited

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues:
Rentals	$21,232	$6,346	$50,736	$9,066
Interest income on mortgage and equipment loans	1,028	950	2,916	2,822
Other interest income	1,163	378	1,792	1,646
Total revenues	23,423	7,674	55,444	13,534

Expenses:
General and administrative	3,176	1,816	9,004	4,866
Depreciation and amortization	5,656	1,376	12,858	2,028
Interest	8,402	1,491	14,335	1,574
Total expenses	17,234	4,683	36,197	8,468

Income from continuing operations	6,189	2,991	19,247	5,066

Discontinued operations (a):
Income from discontinued operations	21	236	1,033	255
Net gains (losses) on sales of real estate	442	(6)	669	(6)
Total discontinued operations	463	230	1,702	249

Net income	$6,652	$3,221	$20,949	$5,315

Net income per common share:
Basic:
Continuing operations	$0.09	$0.08	$0.29	$0.14
Discontinued operations	0.01	0.01	0.02	—
Net income	$0.10	$0.09	$0.31	$0.14

Diluted:
Continuing operations	$0.09	$0.08	$0.29	$0.14
Discontinued operations	0.01	0.01	0.02	—
Net income	$0.10	$0.09	$0.31	$0.14

Weighted average outstanding common shares:
Basic	67,310,586	37,252,612	67,216,680	36,661,371
Diluted	67,543,650	37,409,753	67,429,591	36,808,195

Dividends declared per common share	$0.19	$0.06	$0.57	$0.06

(a)

Periodically, Spirit Finance may sell real estate properties that do not meet the Company’s long-term strategic investment objectives. Such properties are typically acquired in conjunction with the acquisition of a group of real estate properties.  The Company considers these occasional sales of real estate properties to be an integral part of its overall operating business strategy in acquiring a diversified real estate investment portfolio. Proceeds from the sales of real estate investments are reinvested in real estate properties such that cash flows from ongoing operations are not negatively affected by sales of individual properties.  Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that gains and losses from any such dispositions of properties and all operations from these properties be reported as “discontinued operations.” As a result, previously reported “income from continuing operations” will be updated each time a property is sold.  This presentation has no impact on net income, FFO or AFFO.

Spirit Finance sold 4 properties during 2004 and sold 39 properties during the nine months ended September 30,  2005, including 16 properties sold during the third quarter of 2005.  Rental revenues from discontinued operations for the three months ended September 30, 2005 and 2004 totaled $90,000 and $496,000, respectively, and for the nine months ended September 30, 2005 and 2004 totaled $1,770,000 and $531,000, respectively.

Spirit Finance Corporation

Consolidated Balance Sheets

(dollars in thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Investments:
Real estate investments, net	$1,152,859	$611,741

Mortgage and equipment loans receivable	59,155	40,855
Net investments	1,212,014	652,596

Cash and cash equivalents	47,906	113,225

Intangible assets, net (a)	20,123	10,742

Other assets	15,792	5,664

Total assets	$1,295,835	$782,227

LIABILITIES AND STOCKHOLDERS’ EQUITY

Debt obligations:
Mortgages and notes payable	$637,412	$178,854
Secured credit facility	36,477	—
Total debt obligations	673,889	178,854

Dividends payable	12,858	7,110

Fair value of derivative instruments	—	3,582

Other liabilities	8,835	4,978

Total liabilities	695,582	194,524

Stockholders’ equity	600,253	587,703

Total liabilities and stockholders’ equity	$1,295,835	$782,227

(a)

Intangible assets primarily represent the value of in-place leases and arise from the allocation of the purchase price of the real estate properties acquired to their tangible and intangible asset values.

Spirit Finance Corporation

Reconciliation of Non-GAAP Financial Measures

Unaudited

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net income	$6,652	$3,221	$20,949	$5,315
Add: Portfolio depreciation and amortization expense (a)	5,661	1,429	13,195	2,067
Less: Net (gains) losses on sales of real estate (b)	(442)	6	(669)	6

Funds from operations (FFO)	11,871	4,656	33,475	7,388
Less: Straight-line rental revenue, net of allowance	(299)	(2)	(809)	(148)

Adjusted funds from operations (AFFO)	$11,572	$4,654	$32,666	$7,240

Net income per diluted share	$0.10	$0.09	$0.31	$0.14

FFO per diluted share	$0.18	$0.12	$0.50	$0.20

AFFO per diluted share	$0.17	$0.12	$0.48	$0.20

Weighted average outstanding common shares (diluted)	67,543,650	37,409,753	67,429,591	36,808,195

(a) Includes depreciation and amortization expense related to discontinued operations.
(b) Net gains and losses on sales of real estate are included in discontinued operations.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the Company’s historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures used in this press release include funds from operations (FFO) and adjusted funds from operations (AFFO).

Spirit Finance calculates FFO consistent with the definition used by the National Association of Real Estate Investment Trusts (NAREIT), adopted to promote an industry-wide standard measure of REIT operating performance. Spirit Finance uses FFO as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.

Spirit Finance further adjusts FFO to remove the effects of straight-line rental revenue.  The Company believes this calculation, called AFFO, is an appropriate measure that is useful for investors because it more closely reflects the cash rental payments received by the Company and provides investors with an understanding of the Company’s ability to pay dividends.  Spirit Finance uses FFO and AFFO as measures to evaluate performance and to facilitate comparisons between the Company and other REITs, although FFO, AFFO and the related per share amounts may not be calculated in the same manner by other REITs and thus may not be directly comparable to those measures reported by other REITs.

Neither FFO nor AFFO should be considered an alternative to net income determined in accordance with GAAP as a measure of profitability, nor should these measures be considered an equivalent to cash flows provided by operating activities determined in accordance with GAAP as a measure of liquidity.

Spirit Finance expects FFO per diluted share for 2005 to range from $0.67 to $0.70.  FFO for 2005 is based on an estimated net income per diluted share range of $0.38 to $0.41, adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.30 and less potential net gains on sales of real estate of $0.01 per diluted share.